                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            GULFMARK OFFSHORE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                           76-0526032
       (State of Incorporation                                (I.R.S. Employer
           or Organization)                               Identification Number)

     5 Post Oak Park, Suite 1170
     Houston, Texas                                                77027
  (Address of Principal Executive Offices)                      (Zip Code)


If this Form relates to the registration of a       If this Form relates to the registration of a
class of debt securities and is effective upon      class of debt securities and is to become
filing pursuant to General Instruction A(c)(1)      effective simultaneously with the effectiveness of
please check the following box.   [ ]               a concurrent registration statement under the
                                                    Securities Act of 1933 pursuant to General
                                                    Instruction A(c)(2) please check the following
                                                    box.   [ ]


     Securities to be registered pursuant to Section 12(b) of the Act: None

      Title of Each Class                  Name of Each Exchange on Which
      to be so Registered                  Each Class is to be Registered
      -------------------                  ------------------------------


       Securities to be registered pursuant to Section 12(g) of the Act:


                                (Title of Class)

                         Common Stock, $0.01 par value

ITEM 1.         DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      The authorized capital stock of GulfMark Offshore, Inc, ("GulfMark") consists of (i) 17,000,000 shares of GulfMark Common Stock, par value $.01 per share ("GulfMark Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, with no par value ("GulfMark Preferred Stock"), of which only the GulfMark Common Stock shall be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Act"). The GulfMark Common Stock has been approved for listing on the Nasdaq National Market System under the symbol "GMRK". The holders of shares of GulfMark Common Stock will not be liable to further calls or assessments by GulfMark.
      The description below is a summary of and is qualified in its entirety by the provisions of GulfMark's Certificate of Incorporation as currently in effect.

      Subject to the rights of the holders of any outstanding shares of GulfMark Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the GulfMark Common Stock out of any assets or funds of GulfMark legally available for the payment of dividends and may be payable in cash, stock or otherwise,
      (ii) the holders of GulfMark Common Stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of GulfMark, the net assets of GulfMark will be distributed pro rata to the holders of the GulfMark Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of GulfMark Preferred Stock.

      Holders of the GulfMark Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of GulfMark. Holders of the GulfMark Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future. It is possible that in the future, GulfMark may be subject to certain prohibitions on the declaration and payment of cash dividends on the GulfMark Common Stock under the terms of GulfMark's credit facilities.

      Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. GulfMark's Certificate of Incorporation provides that GulfMark's directors are not personally liable to GulfMark or its stockholders for monetary damages for breach of their fiduciary duty to the full extent permitted by Delaware law. As a Delaware corporation, GulfMark is subject to Section 203 of the Delaware General Corporation Law.

      The Registrar and Transfer Agent for the GulfMark Common Stock is American Stock Transfer and Trust Company, New York, New York.


ITEM 2.         EXHIBITS

      Registrant's Common Stock, par value $.01 per share is to be registered pursuant to Section 12(g) of the Act. Accordingly, pursuant to Part II of the Instructions as to Exhibits on Form 8-A, Exhibits are filed with, or incorporated by reference in, this Registration Statement on Form 8-A filed with the Commission, and are filed with each copy of this Registration Statement on Form 8-A filed with the Nasdaq National Market System.

      Exhibit A. Registrant's Registration Statement on Form S-4/A (File No. 333-24141) incorporated herein by reference.

      Exhibit B. Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-4 (File No. 333-24141)).

      Exhibit C. Certificate of Amendment to Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-4 (File No. 333-24141)).

      Exhibit D. By-Laws of Registrant (incorporated herein by reference to Exhibit 3.3 to Registrant's Registration Statement on Form S-4 (File No. 333-24141)).

      Exhibit E. Specimen certificate for Registrant's Common Stock, par value $.01 per share.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        GULFMARK OFFSHORE, INC.


Dated: April 29, 1997                   By:     /s/ FRANK R. PIERCE
                                            ------------------------------------
                                                    Frank R. Pierce
                                                Executive Vice President

                                EXHIBIT INDEX

Exhibit No.
-----------

    A.     Registrant's Registration Statement on Form S-4/A
           (File No. 333-24141) incorporated herein by reference.

    B.     Certificate of Incorporation of Registrant
           (incorporated herein by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-4 (File
           No. 333-24141)).

    C. Certificate of Amendment to Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.2 to Registrant's Registration Statement on
           Form S-4 (File No. 333-24141)).

    D. By-Laws of Registrant (incorporated herein by reference to Exhibit 3.3 to Registrant's Registration Statement on Form S-4 (File No. 333-24141)).

*   E.     Specimen certificate for Registrant's Common Stock, par
           value $.01 per share.

------------------
*   Filed herewith